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                                                                    EXHIBIT 99.5

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


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                                                              :   C.A. No. 15724
HARBOR FINANCE PARTNERS, a                                    :
Colorado Limited Partnership,                                 :
Individually And On Behalf                                    :
All Others Similarly Situated,                                :
                                                              :
                             Plaintiff,                       :   CLASS ACTION
                                                              :   COMPLAINT
          -against-                                           :
                                                              :
EDWARD D. TWEDDELL, ALAN G.                                   :
MCGREGOR, RICHARD F. MOLDIN,                                  :
JOSEPH C. MINIO, BRUCE C. TULLY,                              :
WILLIAM R. GRIFFITH, F.H. FAULDING                            :
& COMPANY LIMITED and FAULDING INC.,                          :
                                                              :
                            Defendants.                       :
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                  Plaintiff, by its undersigned attorneys, for its complaint against defendants alleges upon information and belief, except for paragraph 2 which is alleged upon knowledge, as follows:

                              NATURE OF THE ACTION

                  1. Plaintiff brings this action individually and as a class action on behalf of all persons, other than defendants, who own the securities of Faulding Inc. ("Faulding" or the "Company") and who are similarly situated, for injunctive and other appropriate relief in connection with the acquisition offer (the "Offer") announced by defendant Faulding on June 3, 1997 pursuant to which F.H. Faulding & Company Limited ("F.H.F.") which, through

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its wholly-owned subsidiary, Faulding Holdings Inc., already controls 62% of the approximately 15 million outstanding shares of Faulding's common stock and about 73% of such common shares on a fully diluted basis, would acquire the Company's shares that it does not already control for $12.00 per share. Alternatively, in the event that the transaction is consummated, plaintiff seeks to recover rescissory and/or compensatory damages sustained by Faulding's public shareholders as a result of the wrongs complained of herein.

                                     PARTIES

                  2. Plaintiff is and has been the owner of shares of Faulding common stock at all times material hereto.

                  3. Faulding is a corporation duly organized and existing under the laws of the State of Delaware, with its principal offices located at 20 Elmora Avenue, Elizabeth, New Jersey. As of February 6, 1997, the Company had approximately 15,000,000 shares of common stock outstanding. Faulding is a holding company with subsidiaries which develop, manufacture, and sell generic drugs and injectable pharmaceutical products on a wholesale basis.

                  4. Defendant F.H.F. is an Australian pharmaceutical company conducting business in the United States. F.H.F. has numerous business relationships with Faulding, including, among other things, license agreements, consulting agreements, and supply agreements.


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                  5. Defendant Edward D. Tweddell ("Tweddell") at all times
material hereto has been the Chairman of the Board of Directors of Faulding. He is also a director of F.H.F.

                  6. Defendant Alan G. McGregor ("McGregor") at all times material hereto has been a director of Faulding. McGregor is also the Chairman of the Board of Directors of F.H.F.

                  7. Defendant Richard F. Moldin ("Moldin") at all times material hereto has been the President and Chief Executive Officer since March of 1996 and a director of the Company. Moldin has also served as Chief Executive Officer of Faulding Medical Device Co., President of Faulding Puerto Rico, Inc., and since July 1996 President of Faulding Pharmaceutical Co.

                  8. Defendant Joseph C. Minio ("Minio") at all times material hereto has been a director of the Company.

                  9. Defendant Bruce C. Tully ("Tully") at all times material hereto has been a director of the Company.

                  10. Defendant William R. Griffith ("Griffith") has served as Secretary of the Company since October 1993 and as a member of the law firm of Parker Duryee Rosoff & Haft, counsel for the Company and F.H.F.

                  11. Defendants Tweddell, McGregor, Moldin, Minio, Tully, and Griffith are collectively referred to as the Individual Defendants.


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                  12. The Individual Defendants and F.H.F. owe fiduciary
obligations to the Company's public shareholders to act with loyalty, entire fairness and good faith in dealings between F.H.F. and Faulding's public shareholders.

                            CLASS ACTION ALLEGATIONS

                  13. Plaintiff brings this action individually and as a class action on behalf of all stockholders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein (the "Class").

                  14. This action is properly maintainable as a class action because:

                      (a) The Class is so numerous that joinder of all members is impracticable. There are hundreds of shareholders who hold the approximately 15 million shares of Faulding common stock outstanding.

                      (b) There are questions of law and fact common to the Class including, inter alia, the following:

                          (1) whether the proposed buy-out is grossly unfair to
the public stockholders of Faulding; and

                          (2) whether plaintiffs and the other members of the
Class would be irreparably damaged were the transaction complained of herein consummated.

                  15. Plaintiff is a member of the Class and is committed to prosecuting this action. Plaintiff has retained competent counsel experienced in litigation of this nature. The claims of the plaintiff are typical of the claims of other members of the Class, and


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plaintiff has the same interests as the other members of the Class. Plaintiffs do not have interests antagonistic to or in conflict with those they seek to represent. Plaintiff is an adequate representative of the Class.

                             SUBSTANTIVE ALLEGATIONS

                  16. On June 3, 1997, the Dow Jones News Wire reported that F.H.F. had made a definitive offer to buy the remaining Faulding stock that it does not already own for $12.00 per share. F.H.F. announced that it expects to fund the merger through a rights issue. Upon announcement of the offer, the market price of the Company's stock rose $1.50 to $12.25 per share.

                  17. The offer was made at a time which is particularly beneficial to F.H.F. because Faulding is now poised to reap significant increases in net income over past earnings. On May 6, 1997 the Dow Jones News Wire estimated that it will earn 14(cent) per share for the fourth fiscal quarter ended June 1997.

                  18. An April 30, 1997 Business Wire article, emphasized the potential growth and future earnings potential of Faulding. Defendant Moldin stated

                      Faulding has continued to deliver on its promise of greater sales and profits since its restructuring in early 1996. This quarter's success was a direct result of the commercial launch of two new oral products that were cleared for marketing less than a year after our initial submission to the FDA. Our new management team's competence in timely drug development and regulatory approvals now compares very favorably to the best in the industry.

                                      *    *    *

                      We have proved that we can survive in the most challenging of competitive environments, but must continue to move


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                      forward aggressively in order to fulfill the
                      commitment we have made to our shareholders.

                  19. In announcing the merger, defendants have failed to disclose, inter alia, the full extent of the future earnings potential of Faulding and its expected increase in profitability.

                  20. Defendants' knowledge and economic power and that of the investing public is unequal because F.H.F. and the other insiders who own in excess of 62% of the Company control the business and corporate affairs of Faulding and are in possession of material non-public information concerning the Company's assets, businesses, and future prospects. This disparity makes it inherently unfair for F.H.F. to obtain 100% ownership of Faulding from its public stockholders at such an unfair and grossly inadequate price.

                  21. The consideration to be paid to the public shareholders in the buy-out is grossly unfair, inadequate, and substantially below the fair or inherent value of the Company. The intrinsic value of the equity of Faulding is materially greater than the consideration being considered, taking into account Faulding's assets value, liquidation value, its expected growth, and the strength of its business.

                  22. The offer price is not the result of arm's-length negotiations, but was fixed arbitrarily by F.H.F. as part of its unlawful plan to obtain the entire ownership of Faulding at the lowest possible price.

                  23. The proposed going private transaction is wrongful, unfair, and harmful to Faulding public stockholders, and represents an attempt by F.H.F. to aggrandize its personal interests at the expense of and to the detriment of the public stockholders of the


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Company. The proposed transaction will deny class members their right to share proportionately in the true value of Faulding's valuable assets, profitable business, and future growth in profits and earnings, while usurping the same for the benefit of F.H.F. at an unfair and inadequate price.

                  24. As a result of the wrongs complained of, plaintiff and the Class have been and will be damaged in that they are and will be the victims of unfair dealing and will not receive the fair value of Faulding's assets and businesses.

                  25. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the Class and F.H.F. will succeed in its plan to enrich itself at the expense and to the irreparable harm of the Class.

                  26. Plaintiff and the Class have no adequate remedy of law.

                  WHEREFORE, plaintiff prays for judgment and relief as follows:

                      (a) declaring that this lawsuit is properly maintainable as a class action and certifying plaintiff as representative of the Class;

                      (b) preliminarily and permanently enjoining defendants and their counsel, agents, employees, and all persons acting under, in concert with, or for them, from proceeding with, consummating or closing the transaction complained of;

                      (c) in the event the transaction is consummated, rescinding it and setting it aside;

                      (d) awarding rescissory and/or compensatory damages to the Class, in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;


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                      (e) awarding plaintiff and the Class their costs and
disbursements and reasonable allowances for plaintiffs' counsel and experts' fees and expenses; and

                      (f) granting such other and further relief as may be just and proper.

                                                 ROSENTHAL, MONHAIT, GROSS
                                                   & GODDESS, P.A.



                                                 By:____________________________
                                                 919 Market Street
                                                 Mellon Bank Center, Suite 1401
                                                 Wilmington, Delaware 19899-1070
                                                 (302) 656-4433


Of Counsel:

WECHSLER HARWOOD HALEBIAN
    & FEFFER
805 Third Avenue
New York, New York 10022
(212) 935-7400


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